PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          10-006

             Contact:                      Tony Tripodo
Date:              April 28, 2010                                                                   Title:                      Chief Financial Officer

Helix Reports First Quarter 2010 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $17.9 million, or $(0.17) per diluted share, for the first quarter of 2010 compared with net income of $53.5 million, or $0.50 per diluted share, for the same period in 2009, and a net loss of $55.7 million, or $(0.53) per diluted share, in the fourth quarter of 2009.

First quarter 2010 results included the following items on a pre-tax basis:

·	A $17.5 million settlement of litigation related to a terminated 2007 international construction contract.

·
A net reduction of $5.2 million in the carrying values of certain oil and gas properties due primarily to the deterioration of field economics resulting from a significant decrease in natural gas prices.

The net impact of these items in the first quarter, after income taxes, was $0.14 per diluted share.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our first quarter results reflected a continuation of the soft contracting services market along with our continued high internal vessel utilization associated with the development of our oil and gas properties. The oil and gas segment experienced an increase in production to 11.3 Bcfe due to the start up of production in our Danny oil field as well as increased Noonan gas production resulting from a key third party pipeline being back in service. We believe that the following factors should drive improved financial results the remainder of 2010: (1) contracting services activity levels have already begun to increase; (2) conversely, internal vessel utilization is winding down with the completion of the Phoenix subsea infrastructure; and (3) expected start up of oil and gas production from the Phoenix field later in the second quarter.”

Fourth quarter 2009 results included the following items on a pre-tax basis:

·	Impairment charges of $55.9 million primarily associated with a reduction in carrying values of twelve oil and gas properties due to a revision in reserve estimates.

·	Non-cash exploration and other charges of $22.6 million primarily related to offshore lease expirations.

The net impact of these items in the fourth quarter, after income taxes, was $0.49 per diluted share.

First quarter 2009 results included the following items on a pre-tax basis:
·	Non-cash charges related to our convertible preferred stock, which reduced our net income applicable to common stock, totaling $53.4 million.
·	$73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties, based on a favorable court decision in early 2009.
·	$54.6 million in unrealized gains associated with mark-to-market accounting treatment for our 2009 natural gas hedges, which were cash settled over the second, third and fourth quarters of 2009.

The net impact of these items in the first quarter of 2009, after income taxes, was $0.28 per diluted share.

* * * * *

Summary of Results (1)(2)

(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Revenues (3)	$201,570	$570,975	$180,048

Gross Profit :
Operating (3)	$37,134	$161,686	$21,039
	18%	28%	12%
Oil and Gas Impairments(4)	(11,112)	-	(55,940)

Exploration Expense (5)	(166)	(476)	(21,520)
Total	$25,856	$161,210	$(56,421)

Net Income (Loss) Applicable to Common Shareholders (6)	$(17,891)	$53,450	$(55,697)

Diluted Earnings (Loss) Per Share	$(0.17)	$0.50	$(0.53)

Adjusted EBITDAX (7)	$61,405	$245,305	$58,572

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Revenues:
Contracting Services	$154,200	$230,855	$150,736
Shelf Contracting (2)	-	207,053	-
Production Facilities	1,320	-	1,134
Oil and Gas (3)	90,715	160,181	71,450
Intercompany Eliminations	(44,665)	(27,114)	(43,272)
Total	$201,570	$570,975	$180,048

Income (Loss) from Operations:
Contracting Services	$27,486	$39,748	$21,593
Shelf Contracting (2)	-	20,932	-
Production Facilities	(37)	(134)	(1,378)
Oil and Gas (3)	10,614	71,050	(3,715)
Gain on Oil and Gas DerivativeCommodity Contracts	-	74,609	6,157
Oil and Gas Impairments (4)	(11,112)	-	(55,940)
Exploration Expense (5)	(166)	(476)	(21,520)
Corporate (6)	(22,878)	(10,519)	(13,895)
Intercompany Eliminations	(12,305)	(290)	(9,562)
Total	$(8,398)	$194,920	$(78,260)
Equity in Earnings of Equity Investments	$5,055	$7,503	$5,177

Note: Footnotes listed at end of press release.

Contracting Services

o
Subsea Construction and Robotics revenues increased in the first quarter of 2010 compared to the fourth quarter of 2009 attributable primarily to higher utilization of our owned and chartered construction vessels (83% in the first quarter of 2010 compared with 71% in the fourth quarter of 2009) and increased trenching revenues in the first quarter, much of which related to our Phoenix oil field flowline burial. Further, robotics utilization was essentially flat in the first quarter of 2010 compared to the fourth quarter of 2009, 59% versus 58%. A significant portion of our Subsea Construction and Robotics assets were utilized for internal oil and gas development, and as a result, contributed to a relatively high level of intercompany revenue elimination in both the first quarter of 2010 and the fourth quarter of 2009.

o
Well Operations revenues decreased in the first quarter of 2010 compared to the fourth quarter of 2009 due primarily to typical winter seasonality factors in the North Sea as well as out of service days for the scheduled regulatory drydock of the Seawell. Utilization rates for our Well Operations vessels was 60% in the first quarter of 2010 compared to 67% in the fourth quarter of 2009.

Oil and Gas

o
Oil and Gas revenues increased $19.3 million to $90.7 million in the first quarter of 2010 as production increased to11.3 Bcfe in the first quarter of 2010 compared to 9.7 Bcfe in the fourth quarter of 2009.

o
The average prices realized for natural gas, including the effect of settled natural gas hedge contracts, totaled $5.75 per thousand cubic feet of gas (Mcf) in the first quarter of 2010 compared to $7.97 per Mcf in the fourth quarter of 2009. For oil, including the effects of settled hedge contracts, we realized $71.82 per barrel in the first quarter of 2010 compared to $71.48 per barrel in the fourth quarter of 2009.

o
The Company’s April oil and gas production rate averaged 136 million cubic feet of natural gas equivalent per day (MMcfe/d) through April 27, 2010 compared to an average of 125 MMcfe/d in the first quarter of 2010 and an average of 105 MMcfe/d in the fourth quarter of 2009. Increases in the production rate were primarily attributable to increased natural gas production from our Noonan field and the onset of production from our Danny oil field.

o
At March 31, 2010, we have oil and gas hedge contracts in place for approximately 19 Bcf of natural gas and 3 million barrels of oil representing a substantial portion of our forecasted production for the remainder of 2010.

Other Expenses

o
Excluding the $17.5 million pre-tax charge related to the settlement of litigation regarding a terminated 2007 international construction contract, selling, general and administrative expenses were 11.4% of revenue in the first quarter of 2010, 15.7% in the fourth quarter of 2009, and 7.2% in the first quarter of 2009. Selling, general and administrative expenses decreased compared to the fourth quarter of 2009 due to decreased bad debt expenses and lower legal expenses.

o
Net interest expense and other increased to $21.2 million in the first quarter of 2010 from $11.5 million in the fourth quarter of 2009.  Net interest expense increased to $15.6 million in the first quarter of 2010 compared with $11.9 million in the fourth quarter of 2009. The increase in net interest expense was attributable to a reduction in capitalized interest of $4.1 million in the first quarter compared to the fourth quarter due primarily to the substantial completion of our capital projects. Also, we incurred foreign exchange losses related to declines in our non U.S. dollar functional currencies and currency contracts totaling $5.6 million in the first quarter of 2010 compared to minimal amounts in the fourth quarter of 2009.

Financial Condition and Liquidity

o
Consolidated net debt at March 31, 2010 increased slightly to $1.15 billion from $1.09 billion as of December 31, 2009. We had no borrowings under our revolver and our availability was $386 million at March 31, 2010.  Together with cash on hand of $212 million and our revolver availability, our total liquidity was approximately $598 million at March 31, 2010. Net debt to book capitalization as of March 31, 2010 was 45%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o
As of March 31, 2010, we were in compliance with our debt covenants under our various loan agreements. On February 19, 2010, we amended our credit agreement by revising the consolidated leverage ratio covenant test and adding an additional senior secured debt leverage ratio test. The amendment is effective for periods ending on or after March 31, 2010.

o
We incurred capital expenditures (including capitalized interest) totaling $75 million in the first quarter of 2010, compared to $119 million in the fourth quarter of 2009 and $65 million in the first quarter of 2009 (excluding amounts related to Cal Dive in first quarter 2009).

Footnotes to “Summary of Results”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)
First quarter of 2009 included $73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties based on a favorable court decision in the first quarter of 2009. Fourth quarter of 2009 included $2.5 million of expense related to a weather derivative contract and $0.6 million of hurricane-related costs.

(4)
First quarter 2010 impairments on our U.S. oil and gas properties ($7.0 million) were due primarily to the deterioration of certain fields’ economics following a significant decrease in natural gas prices during the period. We also impaired our U.K. offshore property ($4.1 million) during the first quarter. The U.K. impairment was offset by a gain on the reacquisition of our 50% partner’s interest in the U.K. field. Fourth quarter 2009 oil and gas impairments were attributable to the revision in estimated reserves associated with twelve fields resulting from mechanical and/or production related issues.

(5)	Exploration expense in the fourth quarter of 2009 included $20.1 million related to offshore lease expirations.
(6)	First quarter 2009 charges of $53.4 million related to our convertible preferred stock.
(7)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)
First quarter of 2009 included $73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties based on a favorable court decision in the first quarter of 2009. Fourth quarter 2009 included $2.5 million of expense related to a weather derivative contract and $0.6 million of hurricane-related costs.

(4)
First quarter 2010 impairments on our U.S. oil and gas properties ($7.0 million) were due primarily to the deterioration of certain fields’ economics following a significant decrease in natural gas prices during the period.  We also impaired our U.K. offshore property ($4.1 million) during the first quarter. The U.K. impairment was offset by a gain on the reacquisition of our 50% partner’s interest in the U.K. field. Fourth quarter 2009 oil and gas impairments were attributable to the revision in estimated reserves associated with twelve fields resulting from mechanical and/or production related issues.

(5)	Exploration expense in the fourth quarter of 2009 included $20.1 million related to offshore lease expirations.
(6)	First quarter of 2010 included litigation settlement related to a terminated 2007 international construction contract.

* * * * *

Further details are provided in the presentation for Helix’s quarterly conference call to review its first quarter 2010 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, April 29, 2010, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the call via telephone may join the call by dialing 800 475 0212 (Domestic) or 1 312 470 7004 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on Helix’s website.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted

EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The forward looking statements are subject to a number of known and unknown risks, uncertainties and other factors including the performance of contracts by suppliers, customers and partners; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks, volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2009.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Mar. 31
(in thousands, except per share data)			2010	2009
			(unaudited)	(unaudited)

Net revenues:
Contracting services			$110,855	$410,794
Oil and gas			90,715	160,181
			201,570	570,975
Cost of sales:
Contracting services			86,248	325,698
Oil and gas			89,466	84,067
			175,714	409,765

Gross profit			25,856	161,210
Gain on oil and gas derivative contracts			-	74,609
Gain on sale or acquisition of assets, net			6,247	454
Selling and administrative expenses			40,501	41,353
Income (loss) from operations			(8,398)	194,920
Equity in earnings of investments			5,055	7,503
Net interest expense and other			21,193	22,195
Income (loss) before income taxes			(24,536)	180,228
Provision (benefit) for income taxes			(7,561)	64,919
Income (loss) from continuing operations			(16,975)	115,309
Loss from discontinued operations, net of tax			(27)	(2,554)
Net income (loss), including noncontrolling interests			(17,002)	112,755
Net income applicable to noncontrolling interests			829	5,553
Net income (loss) applicable to Helix			(17,831)	107,202
Preferred stock dividends			60	313
Preferred stock beneficial conversion charges			-	53,439
Net income (loss) applicable to Helix common shareholders			$(17,891)	$53,450

Weighted Avg. Common Shares Outstanding:
Basic			103,090	95,052
Diluted			103,090	105,863

Basic earnings (loss) per share of common stock:
Net income (loss) from continuing operations			$(0.17)	$0.58
Net (loss) from discontinued operations			-	$(0.03)
Net income (loss) per share of common stock			$(0.17)	$0.55

Diluted earnings (loss) per share of common stock:
Net income (loss) from continuing operations			$(0.17)	$0.52
Net (loss) from discontinued operations			-	$(0.02)
Net income (loss) per share of common stock			$(0.17)	$0.50

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Mar. 31, 2010	Dec. 31, 2009	(in thousands)		Mar. 31, 2010	Dec. 31, 2009
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$212,178	$270,673	Accounts payable		$135,985	$155,457
Accounts receivable	187,115	172,678	Accrued liabilities		202,481	200,607
Other current assets	129,490	122,209	Current mat of L-T debt (1)		11,834	12,424
Total Current Assets	528,783	565,560	Total Current Liabilities		350,300	368,488

Net Property & Equipment:			Long-term debt (1) (2)		1,347,007	1,348,315
Contracting Services	1,480,682	1,470,582	Deferred income taxes		431,147	442,607
Oil and Gas	1,370,833	1,393,124	Asset retirement obligations		178,371	182,399
Equity investments	186,944	189,411	Other long-term liabilities		4,789	4,262
Goodwill	77,771	78,643	Convertible preferred stock (1)		6,000	6,000
Other assets, net	85,934	82,213	Shareholders' equity (1)		1,413,333	1,427,462
Total Assets	$3,730,947	$3,779,533	Total Liabilities & Equity		$3,730,947	$3,779,533

(1)	Net debt to book capitalization - 45% at March 31, 2010. Calculated as total debt less cash and equivalents ($1,146,663)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,565,996).
(2)	Includes unamortized debt discount of $24.9 million and $26.9 million at March 31, 2010 and December 31, 2009, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2010

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	1Q10	1Q09	4Q09
	(in thousands)

Net income (loss) applicable to common shareholders	$(17,891)	$53,450	$(55,697)
Non-cash impairment	11,112	-	52,578
(Gain) loss on asset sales	(6,247)	(454)	198
Preferred stock dividends	60	53,752	60
Income tax provision (benefit)	(7,563)	64,794	(30,246)
Net interest expense and other	21,179	20,593	11,300
Depreciation and amortization	60,589	73,977	58,859
Exploration expense	166	476	21,520

Adjusted EBITDAX (including Cal Dive)	$61,405	$266,588	$58,572

Less: Previously reported contribution from Cal Dive	$-	$(21,283)	$-

Adjusted EBITDAX	$61,405	$245,305	$58,572

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2010

Earnings Release:

Reconciliation of unusual items:

	1Q10	1Q09	4Q09
	(in thousands, except per share data)

Non-cash property impairments and other:
Property impairments	$11,112	$-	$55,940
Gain on acquisition	(5,960)	-	-
Tax (benefit) associated with above	(1,935)	-	(19,579)
Non-cash property impairments and other, net:	$3,217	$-	$36,361

Diluted shares	103,090	105,863	103,007
Per share	$0.03	$-	$0.35

Other charges:
Settlement of litigation	$17,455	$-	$-
Reversal of disputed oil and gas royalties	-	(73,549)	-
Unrealized gains on 2009 natural gas hedges	-	(54,635)	-
Exploration charges	-	-	20,606
Other charges	-	-	2,006
Tax (benefit) provision associated with above	(5,925)	44,864	(7,914)
	11,530	(83,320)	14,698
Non-cash charges related to convertible preferred stock	-	53,439	-
Other charges, net	$11,530	$(29,881)	$14,698

Diluted shares	103,090	105,863	103,007
Per share	$0.11	$(0.28)	$0.14

Total non-recurring per share	$0.14	$(0.28)	$0.49